EXHIBIT 99.1

Compass Therapeutics Provides Corporate Update

  The analyses of progression-free survival (PFS) and overall survival (OS) remain on track for late Q1 2026 in the ongoing Phase 2/3 COMPANION-002 study of tovecimig (DLL4 x VEGF-A bispecific antibody) in patients with advanced biliary tract cancer (BTC).

  In the ongoing Phase 1 dose-escalation study of CTX-8371 (PD-1 x PD-L1 bispecific antibody), a previously reported third response has now been confirmed in a patient with Hodgkin Lymphoma (HL). CTX-8371 has demonstrated responses in patients with both solid tumor and hematologic malignancies, and the Company is now investigating potential accelerated pathways to approval for the treatment of both adult and pediatric patients with HL in the post-checkpoint inhibitor setting.

  Also in the CTX-8371 Phase 1 study, the previously disclosed deep partial response in a patient with triple negative breast cancer (TNBC) is now durable through week 32. Based on this and the other responses observed in the Phase 1 study, the CTX-8371 cohort expansions are now open for enrollment in patients with TNBC and non-small cell lung cancer (NSCLC).

  Initiation of a Phase 1 study of CTX-10726 (PD-1 x VEGF-A bispecific antibody) is expected in Q1 2026 with initial data from this study expected in H2 2026.

  Compass expanded its senior leadership team with the appointment of Arjun Prasad, MBA, MPH, as Chief Commercial Officer and Cynthia Sirard, MD, as Chief Medical Officer. Mr. Prasad has overseen the successful launch of multiple oncology products, including a targeted therapeutic for patients with BTC. Dr. Sirard has deep oncology clinical development experience and is a global leader in advancing innovative oncology therapies.

  Data from tovecimig’s Phase 2 study in patients with colorectal cancer (CRC) will be presented at the 2026 ASCO GI Cancers Symposium. As previously announced, tovecimig demonstrated monotherapy activity in patients with advanced, metastatic CRC treated in the third- and fourth-line settings. All patients had received prior treatment with bevacizumab, and a majority had received bevacizumab in two or more prior regimens.

  Compass will be presenting at the J.P. Morgan 44th Annual Healthcare Conference on Wednesday, January 14 at 7:30AM PT.

  Estimated $209 million in cash and marketable securities as of December 31, 2025, which is expected to provide cash runway into 2028.

BOSTON, Jan. 06, 2026 (GLOBE NEWSWIRE) -- Compass Therapeutics, Inc. (Nasdaq: CMPX), a clinical-stage, oncology-focused biopharmaceutical company developing proprietary antibody-based therapeutics, today provided a general business update highlighting progress throughout its pipeline of clinical-stage drug candidates.

“Compass enters 2026 with significant momentum across our organization. We are advancing multiple first-in-class, bispecific antibodies and expect to achieve major data-driven milestones this year. The additions of Mr. Prasad and Dr. Sirard further strengthen our management team, adding both meaningful depth and complementary expertise,” said Thomas Schuetz, MD, PhD, Chief Executive Officer and Vice Chairman of the Board of Directors.

“Key survival analyses for tovecimig in late Q1, if positive, could transform the treatment of patients with biliary tract cancer. Building on this, we believe tovecimig’s demonstrated clinical activity supports future expansion into a broad range of cancer types. Following tovecimig’s BTC data, we expect to report dose-escalation data for CTX-8371, which has already demonstrated robust responses in patients with solid and hematologic malignancies in the post-checkpoint inhibitor setting. Later in the year, we plan to report further data from our CTX-8371 studies, announce our first clinical data from CTX-10726 in the closely watched PD1xVEGF field, and potentially file our first BLA for tovecimig.”

“We are glad to be in a position to deliver true innovation for patients and hope to make a meaningful difference in these difficult-to-treat cancers.”

Pipeline Highlights and Upcoming Milestones:

Tovecimig (DLL4 x VEGF-A bispecific antibody)

  The analyses of key secondary endpoints from the COMPANION-002 Phase 2/3 randomized study, including PFS and OS, remain on track for late Q1 2026.

  Preparations for the Phase 2 basket study of tovecimig in a broader set of patients with DLL4+ cancers (potentially including gastric, ovarian, renal, hepatocellular, and colorectal cancers) are underway. The study is expected to begin following a comprehensive analysis of the complete data set from the COMPANION-002 BTC trial.
  The investigator sponsored trial (IST) of tovecimig in combination with the current first-line standard-of-care regimen of gemcitabine, cisplatin, and durvalumab (NCT05506943) continues to actively enroll patients.
  Tovecimig’s Phase 2 monotherapy data in patients with advanced, metastatic CRC treated in the third- and fourth-line settings will be presented at the 2026 ASCO GI Cancers Symposium in San Francisco on Saturday, January 9, 2026. Tovecimig demonstrated monotherapy activity, with an overall response rate of 5% (2 out of 40 patients), in heavily pre-treated patients, all of whom had previously been treated with bevacizumab (~51% had been treated with two or more prior rounds of bevacizumab). Although DLL4 expression on colorectal tumors is a negative prognostic factor, patients with DLL4-positive tumors did better with tovecimig therapy than patients with DLL4-negative tumors.
  Tovecimig’s activity in this patient population differentiates it from other anti-VEGF agents, which have shown 1.0-1.5% response rates in this patient population. Tovecimig’s safety profile was generally consistent with prior studies with hypertension as the most common treatment-emergent adverse event, all of which occurred in patients with a prior history of hypertension.

CTX-8371 (PD-1 x PD-L1 bispecific antibody)

  Cohort expansions for CTX-8371 are open for enrollment in patients with TNBC (n=28) and NSCLC (n=28) in the post-checkpoint inhibitor setting. TNBC and NSCLC were selected based on the deep and durable responses previously observed in these indications in the dose escalation portion of the study. Half of the patients with each tumor type will be dosed at 3.0 mg/kg and half will be dosed at 10.0 mg/kg. Initial data from these cohort expansions, as well as available data from the Phase 1 dose-escalation portion of the study, are expected to be presented at a major medical conference in the first half of 2026.
  The previously disclosed response in a patient with TNBC in the post-checkpoint inhibitor setting remains durable through 32 weeks of treatment and continues to deepen.
  A third response in a patient with HL was recently confirmed and represents a significant expansion of the therapeutic potential of CTX-8371 beyond solid tumors to hematologic malignancies. Based on these data, the Company is investigating potential accelerated pathways to advance CTX-8371 towards approval for both adult and pediatric patients with HL in the post-checkpoint inhibitor setting.

CTX-10726 (PD-1 x VEGF-A bispecific antibody)

  Initiation of the Phase 1 dose-escalation study of CTX-10726 is expected in Q1 2026 with initial clinical data expected in H2 2026.
  CTX-10726 demonstrated superior tumor control compared to ivonescimab in head-to-head studies with a human NSCLC (HCC827) xenograft mouse model, as well as superior PD-1 inhibition in head-to-head studies with a mouse (MC38) model of PD-1 blockade, and more potent PD-1 blockade in in vitro studies.

CTX-471 (CD137 agonist antibody)

  Initiation of a Phase 2 trial of CTX-471 in patients with tumors expressing NCAM (CD56) is expected in H1 2026.

Cash Position

As of December 31, 2025, cash and marketable securities were estimated at $209 million, providing the Company with anticipated cash runway into 2028.

About Compass Therapeutics

Compass Therapeutics, Inc. is a clinical-stage oncology-focused biopharmaceutical company developing proprietary antibody-based therapeutics to treat multiple human diseases. The company’s scientific focus is on the relationship between angiogenesis, the immune system, and tumor growth. Compass has built a robust pipeline of novel product candidates designed to target multiple critical biological pathways required for an effective anti-tumor response. These pathways include modulation of the microvasculature via angiogenesis-targeted agents, induction of a potent immune response via activators on effector cells in the tumor microenvironment, and alleviation of immunosuppressive mechanisms used by tumors to evade immune surveillance. The company plans to advance its product candidates through clinical development as both standalone therapies and in combination with proprietary pipeline antibodies based on supportive clinical and nonclinical data. The Company was founded in 2014 and is headquartered in Boston, Massachusetts. For more information, visit the Compass Therapeutics website at https://www.compasstherapeutics.com

Forward-Looking Statements
This press release contains forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to Compass’s financial position to continue advancing its product candidates, expectations about cash runway, business and development plans, and statements regarding Compass’s product candidates, including their preclinical and clinical development, therapeutic potential and tolerability profile, and clinical trial milestones such as the expected trial design, timing of enrollment, patient dosing and data readouts, regulatory plans with respect to Compass’s product candidates and the therapeutic potential thereof. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, Compass’s ability to raise the additional funding it will need to continue to pursue its business and product development plans, the inherent uncertainties associated with developing product candidates and operating as a development stage company, Compass’s ability to identify additional product candidates for development, Compass’s ability to develop, initiate and complete clinical trials for, obtain approvals for and commercialize any of its product candidates, competition in the industry in which Compass operates and market conditions. These forward-looking statements are made as of the date of this press release, and Compass assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents Compass files with the U.S. Securities and Exchange Commission (SEC) available at www.sec.gov, including without limitation Compass’s latest Annual Report on Form 10-K, Quarterly Report on Form 10-Q and subsequent filings with the SEC.

Investor Contact
ir@compasstherapeutics.com

Media Contact
Anna Gifford, Chief of Staff
media@compasstherapeutics.com
617-500-8099